Exhibit 99.1

Explanatory Note

Set forth below in this Exhibit 99.1 are the historical audited consolidated balance sheets of Nutrisystem, Inc. and subsidiaries as of December 31, 2018 and 2017 and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the three years ended December 31, 2018, 2017 and 2016.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Nutrisystem, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Nutrisystem, Inc. and subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three‑year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for revenue in the year ended December 31, 2018 due to the adoption of Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers”  and changed its method of accounting for excess tax benefits from share-based payment transactions in the year ended December 31, 2017 due to the adoption of Accounting Standards Update No. 2016-09, “Improvements to Employee Share-Based Payment Accounting.”

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We served as the Company’s auditor from 2002 to 2019.

Philadelphia, Pennsylvania
February 26, 2019

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value amounts)

	December 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,241	$24,654
Short term investments	59,083	47,568
Receivables	16,640	17,871
Inventories	47,755	44,266
Prepaid income taxes	2,942	6,441
Prepaid expenses and other current assets	12,180	11,758
Total current assets	160,841	152,558
FIXED ASSETS, net	28,129	31,549
INTANGIBLE ASSETS, net	12,084	13,084
DEFERRED INCOME TAXES	2,039	3,202
OTHER ASSETS	1,144	1,150
Total assets	$204,237	$201,543
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$36,373	$34,816
Accrued payroll and related benefits	4,980	15,229
Deferred revenue	8,407	7,991
Other accrued expenses and current liabilities	5,636	6,068
Total current liabilities	55,396	64,104
NON-CURRENT LIABILITIES	2,325	1,636
Total liabilities	57,721	65,740
COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value (5,000 shares authorized, no shares issued and outstanding)	0	0
Common stock, $.001 par value (100,000 shares authorized; shares issued – 31,159 at December 31, 2018 and 30,729 at December 31, 2017)	31	31
Additional paid-in capital	81,488	69,245
Treasury stock, at cost, 1,627 shares at December 31, 2018 and 679 shares at December 31, 2017	(47,583)	(16,359)
Retained earnings	112,611	83,035
Accumulated other comprehensive loss	(31)	(149)
Total stockholders’ equity	146,516	135,803
Total liabilities and stockholders’ equity	$204,237	$201,543

The accompanying notes are an integral part of these consolidated financial statements.

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended December 31,
	2018	2017	2016
REVENUE	$691,039	$696,957	$545,451

COSTS AND EXPENSES:
Cost of revenue	325,235	321,210	256,994
Marketing	203,189	198,949	152,387
Selling, general and administrative	72,717	78,305	68,290
Depreciation and amortization	15,875	15,082	13,736
Total costs and expenses	617,016	613,546	491,407
Operating income	74,023	83,411	54,044
INTEREST (INCOME) EXPENSE, net	(852)	(119)	26
Income before income tax expense	74,875	83,530	54,018
INCOME TAX EXPENSE	16,282	25,658	18,549
Net income	$58,593	$57,872	$35,469
BASIC INCOME PER COMMON SHARE	$1.98	$1.93	$1.20
DILUTED INCOME PER COMMON SHARE	$1.95	$1.90	$1.19
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	29,396	29,706	29,213
Diluted	29,750	30,191	29,545
DIVIDENDS DECLARED PER COMMON SHARE	$1.00	$0.70	$0.70

The accompanying notes are an integral part of these consolidated financial statements.

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended December 31,
	2018	2017	2016
Net income	$58,593	$57,872	$35,469
OTHER COMPREHENSIVE INCOME (LOSS):
Short term investments:
Unrealized gain (loss), net of income tax expense (benefit) of $32, ($63), and ($11), respectively	118	(116)	(21)
Comprehensive income	$58,711	$57,756	$35,448

The accompanying notes are an integral part of these consolidated financial statements.

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Common Shares	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Loss	Total
BALANCE, January 1, 2016	29,621	$29	$41,392	$(5,672)	$34,191	$(12)	$69,928
Net income	0	0	0	0	35,469	0	35,469
Share-based compensation expense	296	1	6,969	0	0	0	6,970
Exercise of stock options	286	0	2,760	0	0	0	2,760
Equity compensation awards, net	0	0	2,936	0	0	0	2,936
Cash dividends	0	0	0	0	(20,861)	0	(20,861)
Employee tax withholdings related to the vesting of equity awards	0	0	0	(2,657)	0	0	(2,657)
Other comprehensive loss, net of tax	0	0	0	0	0	(21)	(21)
BALANCE, December 31, 2016	30,203	30	54,057	(8,329)	48,799	(33)	94,524
Net income	0	0	0	0	57,872	0	57,872
Share-based compensation expense	306	1	10,922	0	0	0	10,923
Exercise of stock options	271	0	4,266	0	0	0	4,266
Repurchase and retirement of common shares	(51)	0	0	0	(2,285)	0	(2,285)
Repurchase of common shares for treasury	0	0	0	(3,485)	0	0	(3,485)
Cash dividends	0	0	0	0	(21,351)	0	(21,351)
Employee tax withholdings related to the vesting of equity awards	0	0	0	(4,545)	0	0	(4,545)
Other comprehensive loss, net of tax	0	0	0	0	0	(116)	(116)
BALANCE, December 31, 2017	30,729	31	69,245	(16,359)	83,035	(149)	135,803
Impact of change in accounting policy (Note 2)	0	0	0	0	1,135	0	1,135
Net income	0	0	0	0	58,593	0	58,593
Share-based compensation expense	329	0	10,304	0	0	0	10,304
Exercise of stock options	101	0	1,939	0	0	0	1,939
Repurchase of common shares for treasury	0	0	0	(26,304)	0	0	(26,304)
Cash dividends	0	0	0	0	(30,152)	0	(30,152)
Employee tax withholdings related to the vesting of equity awards	0	0	0	(4,920)	0	0	(4,920)
Other comprehensive income, net of tax	0	0	0	0	0	118	118
BALANCE, December 31, 2018	31,159	$31	$81,488	$(47,583)	$112,611	$(31)	$146,516

The accompanying notes are an integral part of these consolidated financial statements.

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2018	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$58,593	$57,872	$35,469
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,875	15,082	13,736
Loss on disposal of fixed assets	0	0	104
Share–based compensation expense	10,304	10,923	6,970
Deferred income tax expense	869	3,775	448
Other charges	42	34	2
Changes in operating assets and liabilities:
Receivables	1,231	(311)	825
Inventories	(3,489)	(5,762)	(7,974)
Prepaid expenses and other assets	(286)	(1,895)	76
Accounts payable	1,609	1,916	(5,356)
Accrued payroll and related benefits	(10,249)	4,878	2,795
Deferred revenue	1,753	509	1,864
Income taxes	3,429	(6,643)	1,297
Other accrued expenses and liabilities	231	(631)	342
Net cash provided by operating activities	79,912	79,747	50,598
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short term investments	(26,652)	(38,479)	(19,127)
Proceeds from the sale and maturity of short term investments	15,245	14,571	4,537
Capital additions	(11,481)	(13,408)	(14,756)
Net cash used in investing activities	(22,888)	(37,316)	(29,346)
CASH FLOWS FROM FINANCING ACTIVITIES:
Exercise of stock options	1,939	4,266	2,760
Employee tax withholdings related to the vesting of equity awards	(4,920)	(4,545)	(2,657)
Excess tax benefits from share-based compensation	0	0	2,938
Repurchase of common shares for treasury	(26,304)	(3,485)	0
Repurchase and retirement of common shares	0	(2,285)	0
Payment of dividends	(30,152)	(21,351)	(20,861)
Net cash used in financing activities	(59,437)	(27,400)	(17,820)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2,413)	15,031	3,432
CASH AND CASH EQUIVALENTS, beginning of year	24,654	9,623	6,191
CASH AND CASH EQUIVALENTS, end of year	$22,241	$24,654	$9,623

The accompanying notes are an integral part of these consolidated financial statements.

NUTRISYSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except per share amounts)

1.	BACKGROUND

Nature of the Business

Nutrisystem, Inc. (the “Company” or “Nutrisystem”) is a provider of weight management products and services, including nutritionally balanced weight loss programs sold primarily online and over the telephone and multi-day kits and single items available at select retail locations. The weight loss programs are designed for women and men. The Nutrisystem® programs are based on over 45 years of nutrition research. The Company’s pre-packaged foods are sold directly to weight loss program participants primarily through the Internet and telephone (including the redemption of prepaid gift cards), referred to as the direct channel, through QVC, a television shopping network, and select retailers. Approximately 99% of revenue for each of the years ended December 31, 2018, 2017 and 2016 was generated in the United States.

In December 2018, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with Tivity Health, Inc. (“Tivity Health”). Under the terms of the Merger Agreement, Nutrisystem will become a wholly-owned subsidiary of Tivity Health (the “Merger”). Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Nutrisystem common stock (“Nutrisystem Shares”) issued and outstanding immediately prior to the Effective Time (other than shares as to which dissenter’s rights have been properly exercised and certain other excluded shares) will be converted into the right to receive (i) $38.75 in cash, without interest, and (ii) 0.2141 shares of common stock, par value $0.001 per share, of Tivity Health (“Tivity Health Shares”), with cash payable in lieu of fractional Tivity Health Shares.

Completion of the Merger is subject to certain customary closing conditions, including, without limitation (1) the adoption of the Merger Agreement by the holders of at least a majority of the outstanding Nutrisystem Shares entitled to vote thereon at a meeting duly called and held for such purpose, (2) absence of any order or law that has the effect of enjoining or otherwise prohibiting the completion of the Merger and (3) the absence of a material adverse effect with respect to the other party. The Merger is expected to close in the first quarter of 2019.

The Company and Tivity Health have made customary representations and warranties in the Merger Agreement. The Merger Agreement also contains customary covenants and agreements, including covenants and agreements relating to (a) the conduct of each of the Company’s and Tivity Health’s respective businesses between the date of the signing of the Merger Agreement and the consummation of the Merger, and (b) the efforts of the parties to cause the Merger to be completed.

The Merger Agreement also provides that under specified circumstances, including a termination by the Company to enter into a definitive agreement for an acquisition proposal that constitutes a superior proposal or a termination by Tivity Health as a result of the Company’s Board of Directors changing its recommendation with respect to the Merger Agreement, the Company will pay Tivity Health a termination fee of $45,000. In 2018, the Company incurred $2,795 in transaction costs related to the Merger with Tivity Health, which are recorded in selling, general and administrative expenses in the accompanying consolidated statement of operations.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Presentation of Financial Statements

The Company’s consolidated financial statements include 100% of the assets and liabilities of Nutrisystem, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Cash, Cash Equivalents and Short Term Investments

Cash equivalents include only securities having a maturity of three months or less at the time of purchase. At December 31, 2018 and 2017, demand accounts and money market funds comprised all of the Company’s cash and cash equivalents.

Short term investments consist of investments in government and agency securities and corporate debt securities with original maturities between three months and three years. The Company classifies these investments as available-for-sale securities. These investments are reported at fair value with the related unrealized gains and losses included in accumulated other comprehensive loss, a component of stockholders’ equity, net of related tax effects.

The Company evaluates its investments for other-than-temporary impairment by reviewing factors such as the length of time and extent to which fair value has been below cost basis and the Company’s ability and intent to hold the investment for a period of time which may be sufficient for anticipated recovery of the market value. There were no other-than-temporary impairments in 2018, 2017 or 2016.

Inventories

Inventories consist principally of packaged food held in outside fulfillment locations. Inventories are valued at the lower of cost or net realizable value, with cost determined using the first-in, first-out method. Quantities of inventory on hand are continually assessed to identify excess or obsolete inventory and a provision is recorded for any estimated loss. The reserve is estimated for excess and obsolete inventory based primarily on forecasted demand and/or the Company’s ability to sell the products, introduction of new products, future production requirements and changes in customers’ behavior. The reserve for excess and obsolete inventory was $1,414 and $1,945 at December 31, 2018 and 2017, respectively.

Fixed Assets

Fixed assets are stated at cost. Depreciation expense is calculated using the straight-line method over the estimated useful lives of the related assets, which are generally two to seven years. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the related lease term. Expenditures for repairs and maintenance are charged to expense as incurred, while major renewals and improvements are capitalized.

Included in fixed assets is the capitalized cost of internal-use software and website development incurred during the application development stage. Capitalized costs are amortized using the straight-line method over the estimated useful life of the asset, which is generally two to five years. Costs incurred related to planning or maintenance of internal-use software and website development are charged to expense as incurred. The net book value of capitalized software was $13,094 and $16,419 at December 31, 2018 and December 31, 2017, respectively.

During 2016, the Company determined certain software licenses were no longer expected to be used as more enhanced software options were available to handle its evolving business needs and a charge of $1,297 was recorded to write-down these assets. The charge was recorded as depreciation and amortization in the accompanying consolidated statement of operations.

Intangible Assets

Intangible assets consist of a trade name from the acquisition of the South Beach Diet (“SBD”) brand in December 2015 and domain names (see Note 6). The trade name is presented at cost, net of accumulated amortization, and is amortized on a straight-line basis over its estimated useful life. The domain names have indefinite lives and are not being amortized but are reviewed for impairment on an annual basis.

Long-Lived Assets

The Company continually evaluates whether events or circumstances have occurred that would indicate that the remaining estimated useful lives of long-lived assets may warrant revision or that the remaining balance may not be recoverable. Long-lived assets are evaluated for indicators of impairment. When factors indicate that long-lived assets should be evaluated for possible impairment, an estimate of the related undiscounted cash flows over the remaining life of the long-lived assets is used to measure recoverability. If any impairment is indicated, measurement of the impairment will be based on the difference between the carrying value and fair value of the asset, generally determined based on the present value of expected future cash flows associated with the use of the asset. As of December 31, 2018, management believes that no reductions to the remaining useful lives or write-downs of long-lived assets are required.

Revenue Recognition

On January 1, 2018, the Company adopted Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers” (“ASC 606”) using the modified retrospective method by recognizing the cumulative effect as an adjustment to the opening balance of stockholders’ equity at January 1, 2018. While the adoption of this standard did not have a material impact on the Company’s consolidated financial statements and footnote disclosures, it did have an impact on the timing of revenue recognized in accounting for gift cards as presented in the consolidated statement of operations for 2018. In accordance with the new standard, the Company is recognizing the estimated breakage of gift cards (estimated amount of unused gift cards) over the pattern of redemption of the gift cards. Prior to adopting ASC 606, the Company recognized gift card breakage when the likelihood of redemption became remote. The Company also is recognizing direct-mail advertising costs to expense as incurred. Prior to adopting ASC 606, the Company capitalized these costs and expensed them over the period of benefit. Additionally, the Company is recognizing an asset for the carrying amount of product to be returned and for costs to obtain a contract if the amortization period is more than one year in duration. The Company is applying the practical expedient to expense costs to obtain a contract as incurred if the amortization period is less than one year. Prior to adopting ASC 606, the value of product expected to be returned was presented net as a reduction of the related reserve for returns and costs to obtain a contract were expensed as incurred.

Revenue is measured based on the consideration specified in a contract with a customer and excludes any sales incentives and amounts collected on behalf of third parties. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product to a customer.

Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue producing transaction, and that are collected by the Company from a customer, are excluded from revenue and presented on a net basis.

Shipping and handling costs associated with outbound freight, after control over a product has transferred to a customer, are accounted for as a fulfillment cost and are included in revenue and cost of revenue in the accompanying consolidated statements of operations. Revenue from shipping and handling charges was $16,179, $7,295 and $2,869 in 2018, 2017 and 2016, respectively. The increase in shipping and handling was due primarily to an increased handling charge paid by customers.

The Company’s pre-packaged foods are sold directly to weight loss program participants primarily through the Internet and telephone, referred to as the direct channel, through QVC, a television shopping network, and select retailers. Pre-packaged foods are comprised of both frozen and non-frozen (ready-to-go) products.

Products sold through the direct channel, both frozen and non-frozen, may be sold separately (a la carte) or as part of a packaged monthly meal plan which customers pay for at the point of sale. Products sold through QVC are payable by QVC upon satisfaction of the performance obligation. Revenue is recognized at a point in time. Direct to consumer customers may return unopened ready-to-go products within 30 days of purchase in order to receive a refund or credit. Frozen products are nonreturnable and non-refundable unless the order is canceled within 14 days of delivery.  The Company recognizes revenue at the shipping point.

Products sold to retailers include both frozen and non-frozen products and are payable by the retailer upon satisfaction of the performance obligation. Revenue is recognized at a point in time. Certain retailers have the right to return unsold products. The Company recognizes revenue when the retailers take possession of the product.

The Company accounts for the shipment of frozen and non-frozen products as separate performance obligations. The consideration, including variable consideration for product returns, are allocated between frozen and non-frozen products based on their stand-alone selling prices. The amount of revenue recognized is adjusted for expected returns, which are estimated based on historical data.

In addition to its pre-packaged foods, the Company sells prepaid gift cards through a wholesaler that are redeemable through the Internet or telephone. Prepaid gift cards represent grants of rights to goods to be provided in the future to retail customers. The wholesaler has the right to return all unsold prepaid gift cards. The retail selling price of the gift cards is deferred in the balance sheets and recognized as revenue when the Company has satisfied its performance obligation when the retail customer redeems the gift card. The Company recognizes breakage amounts as revenue, in proportion to the actual gift card redemptions exercised by the retail customer in relation to the total expected redemptions of gift cards. The Company utilizes historical experience in estimating the total expected breakage and period over which the gift cards will be redeemed.

In the following table, revenue is disaggregated by the source of revenue:

	Year Ended December 31,
	2018	2017	2016
Direct	$638,304	$642,959	$498,171
Retail	36,735	38,658	33,423
QVC	15,624	14,950	13,494
Other	376	390	363
	$691,039	$696,957	$545,451

The Company applied ASC 606 using the cumulative effect method and the comparative information for the prior years have not been adjusted and continue to be reported under ASC 605, “Revenue Recognition.”

The following table provides information about receivables, contract assets and contract liabilities from contracts with customers:

	December 31, 2018	January 1, 2018
		As Adjusted
Receivables	$16,640	$17,871
Contract assets	$207	$279
Contract liabilities	$8,407	$6,654

Receivables primarily relate to the timing of credit card receivables and sales to retailers. The contract assets primarily relate to unbilled accounts receivable and are included as prepaid expenses and other current assets in the accompanying consolidated balance sheet. The contract liabilities (deferred revenue) primarily relate to sale of prepaid gift cards and unshipped foods, which are deferred until such time as the Company has satisfied its performance obligations.

Significant changes in the contract liabilities (deferred revenue) balance during 2018 is as follows:

Year Ended December 31, 2018
Revenue recognized that was included in the contract liability (deferred revenue) balance at January 1, 2018	$(5,191)
Increases due to cash received for prepaid gift cards sold or unshipped food, excluding amounts recognized as revenue	$6,944

The following table includes estimated revenue from the prepaid gift cards expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at December 31, 2018:

2019	$4,894
2020	896
2021	500
2022	250
$6,540

The Company applies the practical expedient in subtopic ASC 606-10-50-14 and does not disclose information about remaining performance obligations that have original expected durations of one year or less.

The following table summarizes the impacts of adopting ASC 606 on the Company’s consolidated financials for 2018:

	Year Ended December 31, 2018
	As Reported	Adjustments	Amounts without Adoption of ASC 606
Statement of Operations
Revenue	$691,039	$254	$690,785
Income tax expense	$16,282	$50	$16,232
Net income	$58,593	$204	$58,389

	December 31, 2018
	As Reported	Adjustments	Amounts without Adoption of ASC 606
Balance Sheet
ASSETS
Prepaid income taxes	$2,942	$382	$3,324
Prepaid expenses and other current assets	$12,180	$(103)	$12,077

LIABILITIES
Deferred revenue	$8,407	$(1,677)	$10,084
Other accrued expenses and current liabilities	$5,636	$59	$5,577

EQUITY
Retained earnings	$112,611	$1,339	$111,272

	Year Ended December 31, 2018
	As Reported	Adjustments	Amounts without Adoption of ASC 606
Statement of Cash Flows
Net income	$58,593	$204	$58,389
Changes in operating assets and liabilities:
Prepaid expenses and other assets	$(286)	$27	$(313)
Deferred revenue	$1,753	$(340)	$2,093
Income taxes	$3,429	$50	$3,379
Other accrued expenses and liabilities	$231	$59	$172

The Company reviews the reserves for customer returns at each reporting period and adjusts them to reflect data available at that time. To estimate reserves for returns, the Company considers actual return rates in preceding periods and changes in product offerings or marketing methods that might impact returns going forward. To the extent the estimate of returns changes, the Company will adjust the reserve, which will impact the amount of revenue recognized in the period of the adjustment.

Cost of Revenue

Cost of revenue consists primarily of the cost of the products sold, including compensation related to fulfillment, the costs of outside fulfillment, incoming and outgoing shipping costs, charge card fees and packing material. Cost of products sold includes products provided at no charge as part of promotions and the non-food materials provided with customer orders.

Dependence on Suppliers

In 2018, approximately 10% and 6% of inventory purchases were from two suppliers. In 2017, these suppliers provided approximately 12% and 8% of inventory purchases, and in 2016, they provided approximately 11% of inventory purchases each (see Note 8).

The Company outsources 100% of its fulfillment operations to a third-party provider.  Additionally, more than 97% of its direct to consumer orders are shipped by one third-party provider and more than 97% of its orders for the retail programs are shipped by another third-party provider.

Supplier Rebates

Two of the Company’s suppliers provide for rebates based on purchasing levels. The Company accounts for these rebates on an accrual basis as purchases are made at a rebate percentage determined based upon the estimated total purchases from the supplier. The estimated rebate is recorded as a receivable from the supplier with a corresponding reduction in the carrying value of purchased inventory and is reflected in the consolidated statements of operations when the associated inventory is sold. For the years ended December 31, 2018, 2017 and 2016, the Company reduced cost of revenue for these rebates by $346, $486 and $75, respectively. A receivable of $453 was recorded at December 31, 2018. No receivable was recorded at December 31, 2017.

Marketing Expense

Marketing expense includes media, advertising production, marketing and promotional expenses and payroll-related expenses, including share-based payment arrangements, for personnel engaged in these activities. Media expense was $177,981, $177,387 and $130,451 in 2018, 2017 and 2016, respectively. Internet advertising expense is recorded based on either the rate of delivery of a guaranteed number of impressions over the advertising contract term or on a cost per customer acquired, depending upon the terms. All other advertising costs are charged to expense as incurred or the first time the advertising takes place. Prior to adopting ASC 606, we capitalized direct-mail advertising costs and expensed such costs over the period of benefit. At December 31, 2018 and 2017, $3,861 and $3,426, respectively, of costs have been prepaid for future advertisements and promotions.

Selling, General and Administrative Expense

Selling, general and administrative expense consists of compensation for administrative, information technology, call center and sales personnel, share-based payment arrangements for related employees, facility expenses, website development costs, professional service fees and other general corporate expenses.

Lease Related Expenses

Certain of the Company’s lease contracts contain rent holidays, various escalation clauses or landlord/tenant incentives.

The Company records rental costs, including costs related to fixed rent escalation clauses and rent holidays, on a straight-line basis over the lease term. Lease allowances utilized for space improvement are recorded as leasehold improvement assets and amortized over the shorter of the economic useful life of the asset or the lease term. Tenant lease incentive allowances received are recorded as deferred rent and amortized as reductions to rent expense over the lease term. Included in the accompanying consolidated balance sheet is $1,231 of a tenant improvement allowance at December 31, 2018, of which $345 is included in other accrued expenses and current liabilities and $886 in non-current liabilities. At December 31, 2017, the tenant improvement allowance was $1,576, of which $345 was included in other accrued expenses and current liabilities and $1,231 in non-current liabilities.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date. In assessing the ability to realize deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

A tax benefit from an uncertain tax position may be recognized only if it is “more likely than not” that the position is sustainable, based on its technical merits. The tax benefit of a qualifying position is the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority having full knowledge of all relevant information. The Company records accrued interest and penalties related to unrecognized tax benefits as part of interest (income) expense, net.

Segment Information

The Company is managed and operated as one business. The entire business is managed by a single management team that reports to the chief executive officer. Revenue consists primarily of food sales.

Earnings Per Share

The Company uses the two-class method to calculate earnings per share (“EPS”) as the unvested restricted stock issued under the Company’s equity incentive plans are participating shares with nonforfeitable rights to dividends. Under the two-class method, earnings per common share are computed by dividing the sum of distributed earnings to common stockholders and undistributed earnings allocated to common stockholders by the weighted average number of common shares outstanding for the period. In applying the two-class method, undistributed earnings are allocated to both common shares and participating securities based on the number of weighted average shares outstanding during the period. Undistributed losses are not allocated to unvested restricted stock as the restricted stockholders are not obligated to share in the losses. The following table sets forth the computation of basic and diluted EPS:

	Year Ended December 31,
	2018	2017	2016
Net income	$58,593	$57,872	$35,469
Net income allocated to unvested restricted stock	(469)	(487)	(294)
Net income allocated to common shares	$58,124	$57,385	$35,175
Weighted average shares outstanding:
Basic	29,396	29,706	29,213
Effect of dilutive securities	354	485	332
Diluted	29,750	30,191	29,545

Basic income per common share	$1.98	$1.93	$1.20
Diluted income per common share	$1.95	$1.90	$1.19

In 2018, 2017 and 2016, common stock equivalents representing 170, 146 and 335 shares of common stock, respectively, were excluded from weighted average shares outstanding for diluted income per common share purposes because the effect would be anti-dilutive or the minimum performance requirements for such common stock equivalents have not yet been met.

Share-Based Payment Awards

The cost of all share-based awards to employees and non-employees, including grants of stock options, restricted stock and restricted stock units, is recognized in the financial statements based on the fair value of the awards at grant date. The fair value of stock option awards is determined using the Black-Scholes valuation model on the date of grant. The fair value of restricted stock and performance-based restricted stock unit awards is equal to the market price of the Company’s common stock on the date of grant.

The fair value of share-based awards is recognized over the requisite service period, net of estimated forfeitures. The Company relies primarily upon historical experience to estimate expected forfeitures and recognizes compensation expense on a straight-line basis from the date of grant over the requisite service period except for performance-based units which are recognized on a straight-line basis based on the probable expected performance to be achieved and adjusted accordingly if performance varies. The Company issues new shares upon exercise of stock options, granting of restricted stock or vesting of restricted stock units.

Cash Flow Information

The Company made payments for income taxes of $11,077, $28,547 and $14,175 in 2018, 2017 and 2016, respectively. Interest payments in 2018, 2017 and 2016 were $174, $210 and $171, respectively. As of December 31, 2018, 2017 and 2016, the Company had non-cash capital additions of $102, $128 and $548, respectively, consisting of unpaid invoices in accounts payable and other accrued expenses and current liabilities.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” (“ASU 2014-09”). ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and superseded most revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. The new model requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. It also requires more detailed disclosures to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. This guidance was effective for annual periods beginning on or after December 15, 2017, including interim reporting periods within that reporting period and was applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the ASU recognized at the date of initial application.

The Company adopted ASC 606, “Revenue from Contracts with Customers,” on January 1, 2018 using the modified retrospective method by recognizing the cumulative effect as an adjustment to the opening balance of stockholders’ equity at January 1, 2018. Therefore, the comparative information for periods ended prior to January 1, 2018 was not restated. The Company applied the transition practical expedient to only assess contracts that were not completed contracts at the date of initial application when applying the cumulative effect method. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements and footnote disclosures. The cumulative impact of adopting ASC 606 on January 1, 2018 was an increase in stockholders’ equity of $1,135.

In February 2016, the FASB issued ASU No. 2016-02, “Leases,” which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e. lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. This standard is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. In July 2018, the FASB issued ASU No. 2018-11, “Targeted Improvements to ASC 842,” which includes an option to not restate comparative periods in transition and elect to use the effective date of ASC 842 as the date of initial application of transition. The Company plans to adopt the standard effective January 1, 2019 using the transition option provided under ASU No. 2018-11 and anticipates applying the package of practical expedients included therein and the use of hindsight. The Company also expects to elect the short-term lease recognition exemption for all leases that qualify. The Company believes the most significant impact relates to fulfillment warehouse agreements and its real estate operating lease. The Company anticipates the recognition of a right-of-use asset of approximately $18,000 to $20,000 and a lease liability of approximately $21,000 to $23,000 related to leases upon adoption. The Company is in the process of implementing changes to its systems, processes and controls to account for its leases in accordance with the new standard. The Company is continuing its assessment of potential changes to its disclosures under the ASU.

In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting,” which simplified several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. The Company adopted this standard in the first quarter of 2017 and recognized an excess tax benefit from share-based compensation of $1,879 and $5,491 for 2018 and 2017, respectively, within income tax expense on the accompanying consolidated statements of operations as opposed to being recognized in additional paid-in capital under previous accounting guidance. The amount recognized in additional paid-in capital was $2,936 for the year ended December 31, 2016. In addition, the excess tax benefits from share-based compensation are now classified as operating cash flows on the consolidated statements of cash flows instead of being separately stated in the financing activities for the years ended December 31, 2018 and 2017. The year ended December 31, 2016 has not been restated. The Company has elected to continue to estimate expected forfeitures.

In August 2016, the FASB issued ASU No. 2016-15, “Classification of Certain Cash Receipts and Cash Payments,” which clarifies and provides guidance on eight cash flow classification issues and is intended to reduce existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This standard was effective for annual periods beginning after December 15, 2017, and interim periods within those fiscal years. The adoption of this new accounting standard did not have a material impact on the Company’s consolidated financial statements and footnote disclosures.

In May 2017, the FASB issued ASU No. 2017-09, “Scope of Modification Accounting,” which provides guidance about which changes to the terms or conditions of share-based payment awards require an entity to apply modification accounting. This standard was effective for annual periods beginning after December 15, 2017, and interim periods within those fiscal years.  The adoption of this new accounting standard did not have a material impact on the Company’s consolidated financial statements and footnote disclosures.

In June 2018, the FASB issued ASU No. 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting,” which eliminates the separate accounting model for nonemployee share-based payment awards and generally requires companies to account for share-based payment transactions with nonemployees in the same way as share-based payment transactions with employees. This standard is effective for annual periods beginning after December 15, 2018, and interim periods within those fiscal years. The adoption of this new accounting standard is not expected to have a material impact on the Company’s consolidated financial statements and footnote disclosures.

In August 2018, the FASB issued ASU No. 2018-15, “Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract,” which requires implementation costs incurred by customers in cloud computing arrangements to be deferred and recognized over the term of the arrangement, if those costs would be capitalized by the customer in a software licensing arrangement. This standard is effective for annual periods beginning after December 15, 2019, and interim periods within those fiscal years. The adoption of this new accounting standard is not expected to have a material impact on the Company’s consolidated financial statements and footnote disclosures.

Use of Estimates

The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and operating expenses during the reporting period. Actual results could differ from these estimates.

3.CASH, CASH EQUIVALENTS AND SHORT TERM INVESTMENTS

At December 31, 2018, cash, cash equivalents and short term investments consisted of the following:

		Gross	Gross
		Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
Cash	$20,329	$0	$0	$20,329
Money market funds	1,912	0	0	1,912
Government and agency securities	52,096	192	(275)	52,013
Corporate debt securities	7,066	37	(33)	7,070
	$81,403	$229	$(308)	$81,324

At December 31, 2017, cash, cash equivalents and short term investments consisted of the following:

		Gross	Gross
		Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
Cash	$24,454	$0	$0	$24,454
Money market funds	200	0	0	200
Government and agency securities	42,220	135	(355)	42,000
Corporate debt securities	5,577	28	(37)	5,568
	$72,451	$163	$(392)	$72,222

4.	FAIR VALUE MEASUREMENTS

A three-tier fair value hierarchy has been established by the FASB to prioritize the inputs used in measuring fair value. These tiers are as follows:

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The fair values of the Company’s Level 1 instruments are based on quoted prices in active exchange markets for identical assets. The Company had no Level 2 or 3 instruments at December 31, 2018 and 2017.

The following table summarizes the Company’s financial assets measured at fair value at December 31, 2018:

	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)
Money market funds	$1,912	$1,912
Government and agency securities	52,013	52,013
Corporate debt securities	7,070	7,070
Total assets	$60,995	$60,995

The following table summarizes the Company’s financial assets measured at fair value at December 31, 2017:

	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)
Money market funds	$200	$200
Government and agency securities	42,000	42,000
Corporate debt securities	5,568	5,568
Total assets	$47,768	$47,768

5.	FIXED ASSETS

Fixed assets consist of the following:

	December 31,
	2018	2017
Furniture and fixtures	$2,779	$3,106
Computer hardware and software	72,057	69,865
Equipment	10,215	7,515
Leasehold improvements	12,934	12,661
	97,985	93,147
Accumulated depreciation	(69,856)	(61,598)
	$28,129	$31,549

Depreciation and amortization expense related to fixed assets was $14,875, $14,082 and $12,736 in 2018, 2017 and 2016, respectively.

6.       INTANGIBLE ASSETS

On December 17, 2015, the Company acquired the South Beach Diet (“SBD”) brand for a cash payment of $15,000. The acquisition was financed with existing cash.

The Company developed the South Beach Diet® meal programs, products, and services in 2016 and launched a structured meal delivery weight-loss program as a distinct brand in 2017. The acquisition provides consumers with additional choices and enables the Company the ability to capture a greater share of the commercial weight loss market as it further leverages its expertise in product development, marketing, ecommerce, supply chain logistics and retail.

The allocation of the purchase price was to the SBD trade name and is being amortized on a straight-line basis over a period of 15 years.

The following table summarizes the Company’s identifiable intangible assets:

	December 31, 2018			December 31, 2017
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
Trade name	$15,000	$(3,000)	$12,000	$15,000	$(2,000)	$13,000

Amortization expense for intangible assets was $1,000 for each of 2018, 2017 and 2016. Estimated amortization expense for identifiable intangible assets for the next five years is expected to be as follows:

2019	$1,000
2020	1,000
2021	1,000
2022	1,000
2023	1,000

Additionally, the Company has $84 of domain names acquired in previous years with indefinite lives that are not being amortized.

7.	CREDIT FACILITY

On November 6, 2015, the Company entered into an Amended and Restated Credit Agreement that provides for a $50,000 unsecured revolving credit facility (the “Credit Facility”) with a lender. The Credit Facility can be drawn upon through November 6, 2020, at which time all amounts must be repaid. There were no borrowings outstanding at December 31, 2018 or December 31, 2017.

The Credit Facility provides for interest at either a base rate or a LIBOR rate, in each case plus an applicable margin. The base rate will be the highest of (i) the Administrative Agent’s prime rate, (ii) 0.50% above the Federal Funds Rate and (iii) the LIBOR rate for deposits in dollars for a one-month interest period as determined three business days prior to such date, plus 1.50%. The LIBOR rate is equal to the London Inter-Bank Offered Rate for the relevant term. The applicable margin is subject to adjustment based on the Company’s consolidated fixed charge coverage ratio and ranges from 0.00-0.50% per year for base rate loans and from 1.25-1.75% per year for LIBOR rate loans. The Company also pays an unused line fee. The unused line fee is 0.25% of the total available credit. The Company had no borrowings and incurred no interest expense during 2018, 2017 and 2016. During each of 2018, 2017 and 2016, the Company incurred $127 in an unused line fee under the Credit Facility. Interest payments and unused line fees are classified within interest (income) expense, net in the accompanying consolidated statements of operations.

The Credit Facility contains financial and other covenants including a minimum consolidated fixed charge coverage ratio (applicable if there are outstanding borrowings), and limitations on, among other things, liens, indebtedness, certain acquisitions, consolidations and sales of assets. As of December 31, 2018, the Company was in compliance with all covenants contained in the Credit Facility.

At December 31, 2018, the Company had $9 of unamortized debt issuance costs associated with the Credit Facility that are being amortized over its remaining term.

8.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its corporate headquarters and certain equipment. These leases generally have initial terms of one to 12 years and have renewal options for additional periods. The Company also has certain lease rights and obligations related to its warehouse space included in its fulfillment agreements. Certain of the leases contain escalation clauses based upon increases in costs related to the properties. Lease obligations, including those within the fulfillment agreements, with initial or remaining terms of one or more years, consist of the following at December 31, 2018:

2019	$6,026
2020	5,600
2021	5,376
2022	3,523
2023	503
$21,028

Total rent expense, including amounts related to warehouse space included in fulfillment agreements, for 2018, 2017 and 2016 was $5,830, $5,514 and $4,787, respectively.

Litigation

As of February 20, 2019, six putative class action complaints have been filed by purported Nutrisystem stockholders challenging the Merger with Tivity Health in the United States District Court for the District of Delaware. The complaints are captioned Klein v. Nutrisystem, Inc. et al., Docket No. 1:19-cv-00056 (filed January 9, 2019), Shaev v. Nutrisystem, Inc. et al, Docket No. 1:19-cv-00063 (filed January 10, 2019), Vladimir Gusinsky Rev. Trust v. Nutrisystem, Inc., Docket No. 1:19-cv-00069 (filed January 10, 2019), Frechter v. Nutrisystem, Inc., et al, Docket No. 1:19-cv-00087 (filed January 16, 2019), Walton v. Nutrisystem, Inc. et al, Docket No. 1:19-cv-00112 (filed January 19, 2019), and Haines v. Nutrisystem, Inc., et al, Docket No. 1:19-cv-00137 (filed January 24, 2019). The complaints name as defendants each member of Nutrisystem’s Board of Directors and Nutrisystem itself and, in the case of the Klein and Gusinsky complaints, Tivity Health and Sweet Acquisition, Inc. The complaints allege, among other things, that statements made in the registration statement filed by Tivity Health on January 7, 2019 were materially incomplete and misleading and violated Sections 14(a) and 20(a) of the Exchange Act. In addition, the complaints generally allege that the Merger undervalues Nutrisystem, that the process leading up to the execution of the Merger Agreement was flawed, and that certain provisions of the Merger Agreement improperly favor Tivity Health and improperly impede a potential alternative transaction. Among other remedies, the complaints seek equitable relief rescinding the Merger Agreement and enjoining the defendants from completing the Merger, as well as recovery of litigation costs and attorneys’ fees. Nutrisystem believes that the claims asserted in the actions are without merit and no supplemental disclosure is required under applicable law. However, in order to avoid the risk of adverse effect or delay in connection with these actions and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, Nutrisystem voluntarily supplemented its proxy statement as described in a Current Report on Form 8-K filed on February 22, 2019, and the plaintiffs in these actions have agreed to voluntarily dismiss their lawsuits in light of this supplemental disclosure.

The Company is also involved in various other claims and routine litigation matters that arise in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the outcomes of such matters are not anticipated to have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows in future years and management believes the range of reasonably possible losses from current matters is immaterial.

Contractual Commitments

The Company’s principal commitments consist of obligations under agreements with suppliers, an agreement with its outside fulfillment provider, agreements with its Internet and networking providers, operating leases and employment contracts. These agreements may provide for annual pricing, annual purchase obligations, exclusivity in the production of certain products, as well as rebates if certain volume thresholds are exceeded, with terms of one to twelve years for the operating leases and five years or less for the other agreements. The Company has total purchase obligations of $12,835 as of December 31, 2018. The Company anticipates it will meet all annual purchase obligations outstanding at December 31, 2018.

9.	STOCKHOLDERS’ EQUITY

Common Stock

In 2018, the Company issued 101 shares of common stock upon the exercise of stock options and received proceeds of $1,939. During 2018, employees surrendered to the Company 109 shares of common stock valued at $4,920 in satisfaction of tax withholding obligations associated with the vesting of equity awards. These shares are included in treasury stock. Also, in 2018, the Company issued 33 shares of common stock as compensation to board members. During each of the four quarters of 2018, the Company paid a dividend of $0.25 per share to all stockholders of record. As provided in the Merger Agreement with Tivity Health, the Company has agreed not to declare or pay any dividends to its stockholders from the date of the Merger Agreement until the effective time of the Merger.

In 2017, the Company issued 271 shares of common stock upon the exercise of stock options and received proceeds of $4,266. During 2017, employees surrendered to the Company 90 shares of common stock valued at $4,545 in satisfaction of tax withholding obligations associated with the vesting of equity awards. These shares are included in treasury stock. Additionally, during 2017, employees surrendered to the Company 22 shares of common stock valued at $785, also in satisfaction of tax withholding obligations associated with the vesting of equity awards, which were retired. Also, in 2017, the Company issued 14 shares of common stock as compensation to board members. During each of the four quarters of 2017, the Company paid a dividend of $0.175 per share to all stockholders of record.

In 2016, the Company issued 286 shares of common stock upon the exercise of stock options and received proceeds of $2,760. During 2016, employees surrendered to the Company 128 shares of common stock valued at $2,657 in satisfaction of tax withholding obligations associated with the vesting of equity awards. These shares are included in treasury stock. Also, in 2016, the Company issued 27 shares of common stock as compensation to board members. During each of the four quarters of 2016, the Company paid a dividend of $0.175 per share to all stockholders of record.

The Company had a share repurchase program to repurchase up to $50,000 of its outstanding shares of common stock that expired on November 3, 2017. On October 25, 2017, the Company announced that its Board of Directors had authorized a new share repurchase program to replace that expiring program. Under the terms of the new share repurchase program, the Company could repurchase up to $50,000 of its outstanding shares of common stock over a 24-month period commencing November 4, 2017. On October 30, 2018, the Company announced it was terminating the existing $50,000 share repurchase program and replacing it with a new share repurchase program to repurchase up to $75,000 of its outstanding shares over a 24-month period commencing on October 30, 2018. The timing, number and amount of any shares repurchased will be determined by the Company at its discretion and will be based on a number of factors including its evaluation of general market and economic conditions, the trading price of the common stock, regulatory requirements and compliance with the terms of the Company’s outstanding indebtedness. The share repurchase program may be suspended or discontinued at any time without prior notice. During 2018, the Company purchased and placed in treasury 839 shares of common stock under these programs for an aggregate cost of $26,304. During 2017, the Company purchased and subsequently retired 29 shares of common stock for an aggregate cost of $1,500. Additionally, the Company purchased and placed in treasury 72 shares of common stock for an aggregate cost of $3,485. As of December 31, 2018, the October 2018 program had $75,000 available to repurchase the Company’s outstanding shares of common stock. As provided in the Merger Agreement with Tivity Health, the

Company has agreed to not repurchase any additional shares of our common stock under these programs from the date of the Merger Agreement until the effective time of the Merger.

Preferred Stock

The Company has authorized 5,000 shares of preferred stock issuable in series upon resolution of the Board of Directors. Unless otherwise required by law, the Board of Directors can, without stockholder approval, issue preferred stock in the future with voting and conversion rights that could adversely affect the voting power of the common stock. The issuance of preferred stock may have the effect of delaying, averting or preventing a change in control of the Company.

10.	INCOME TAXES

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cut and Jobs Act (the “Tax Act”). The Tax Act includes a number of changes to U.S. tax laws that impact the Company, most notably a reduction of the U.S. corporate income tax rate from 35% to 21% effective January 1, 2018. Other changes include the acceleration of depreciation for certain assets placed into service after September 27, 2017 as well as, changes beginning in 2018 including additional limitations on executive compensation.

Income tax expense consists of the following:

	Year Ended December 31,
	2018	2017	2016
Current:
Federal	$14,510	$20,930	$17,562
State	903	953	539
	15,413	21,883	18,101
Deferred:
Federal	638	2,794	509
State	231	981	(61)
	869	3,775	448
	$16,282	$25,658	$18,549

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2018	2017	2016
Statutory federal income tax rate	21.0%	35.0%	35.0%
State income taxes, net of federal benefit	1.2	0.7	0.6
Executive compensation limitation	0.7	0.3	0.1
Stock-based compensation	(2.3)	(6.4)	0
Food donations	(0.7)	(1.1)	(1.1)
Changes in reserves	1.4	0	(0.1)
Tax credits	0.1	(0.2)	(0.2)
Expired charitable contribution carryover	0	0.8	0
Rate change due to tax reform	(0.2)	1.0	0
Transaction costs	0.6	0	0
Valuation allowance	0	0.8	0
Other	(0.1)	(0.2)	0
	21.7%	30.7%	34.3%

The change in the effective tax rate for 2017 to 2018 was due primarily to the lower corporate income tax rate partially offset by a lower excess tax benefit from share-based compensation.  The change in the effective tax rate from 2016 to 2017 was due primarily to the adoption of ASU No. 2016-09 as of January 1, 2017 partially offset by a charge recorded to write-down the net deferred asset due to the enactment of the Tax Act. The Company recognized an excess tax benefit from share-based compensation of $1,879 and $5,491 in 2018 and 2017, respectively, within income tax expense in the accompanying consolidated statements of operations rather than as additional paid-in capital in the consolidated balance sheet under previous accounting guidance. This benefit was partially offset by a charge of $836 in 2017 to write-down the net deferred tax asset to reflect the reduction of the future federal corporate income tax rate from 35% to 21%.

The significant items comprising the Company’s deferred income tax assets and liabilities are as follows:

	December 31,
	2018	2017
Deferred tax assets:
Reserves and accruals	$619	$979
Goodwill/Intangible assets	336	396
Net operating loss carryforwards	2,075	2,074
Stock-based compensation	2,349	2,437
Charitable contribution carryforward	0	122
Other	552	608
	5,931	6,616
Valuation allowance	(829)	(817)
	5,102	5,799
Deferred tax liability:
Property and equipment	(2,322)	(2,597)
Prepaid expenses	(741)	0
Net deferred tax asset	$2,039	$3,202

At December 31, 2018 and 2017, the Company had net operating loss carryforwards of approximately $27,498 and $27,948, respectively, for state tax purposes. For state tax purposes, there is a limitation on the amount of net operating loss carryforwards that can be utilized in a given year to offset state taxable income. The net operating losses will begin to expire in 2025.

In 2017, the Company recorded a valuation allowance of $817 as certain state net operating loss carryforwards might not be realized due to changes in tax legislation. Based on the projected level of future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the remaining net deferred tax assets. An analysis of the activity of the valuation allowance is as follows:

	Year Ended December 31,
	2018	2017	2016
Balance at beginning of year	$817	$0	$0
Additions charged to expense	12	817	0
Deductions	0	0	0
Balance at end of year	$829	$817	$0

The total amount of gross unrecognized tax benefits as of December 31, 2018, 2017 and 2016 was $1,203, $131 and $168, respectively. Certain of the unrecognized tax benefits reduce deferred income taxes in the consolidated balance sheets and include $298, $131 and $168 as of December 31, 2018, 2017 and 2016, respectively. The total amount of unrecognized tax benefits that, if recognized, would affect the effective income tax rate is approximately $1,183, $103 and $109 as of December 31, 2018, 2017 and 2016, respectively. The Company records accrued interest and penalties related to unrecognized tax benefits as part of interest (income) expense, net. No interest expense was recognized during 2018, 2017 and 2016. The Company’s federal income tax returns for 2015 through 2018 are open and are subject to examination by the Internal Revenue Service. State tax jurisdictions that remain open to examination range from 2015 through 2018. The Company does not believe that that there will be any material changes to unrecognized tax positions over the next 12 months.

A reconciliation of the beginning and ending amounts of the total unrecognized tax benefit is as follows:

	Year Ended December 31,
	2018	2017	2016
Balance at beginning of year	$131	$168	$272
Increase related to current year tax positions	1,133	30	20
Decrease due to lapse of statute of limitations	(61)	(67)	(124)
Balance at end of year	$1,203	$131	$168

11.	EQUITY INSTRUMENTS

Equity Incentive Plans

The Company has three equity incentive plans: the 1999 Equity Incentive Plan, the 2000 Equity Incentive Plan and the Second Amended and Restated 2008 Long-Term Incentive Plan (collectively, the “Equity Incentive Plans”). The Second Amended and Restated 2008 Long-Term Incentive Plan is currently the only plan under which new awards may be granted. Under that plan, a variety of equity instruments can be granted to key employees and directors including incentive and nonqualified stock options to purchase shares of the Company’s common stock, restricted stock, restricted stock units or shares of common stock. The 1999 Equity Incentive Plan, the 2000 Equity Incentive Plan and the Second Amended and Restated 2008 Long-Term Incentive Plan authorize up to 1,000, 5,600 and 7,400 shares of common stock, respectively, for issuance. At December 31, 2018, the Second Amended and Restated 2008 Long-Term Incentive Plan had 2,694 shares available for grant. As provided in the Merger Agreement, the Company will not issue or authorize any new grants until the effective time of the Merger.

Under each of the plans, the Board’s Compensation Committee determines the term of each award, but no award can be exercisable more than 10 years from the date the award is granted. The stock options issued under the Equity Incentive Plans generally expire seven years from the grant date. The Compensation Committee also determines the vesting provisions of all awards and the exercise price per share of stock options issued under the plans, which is the fair value at date of grant. Awards issued to employees generally vest over terms ranging from two to four years.

The following table summarizes the Company’s stock option activity for 2016, 2017 and 2018:

	Number of Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
Outstanding, January 1, 2016	726	$12.60
Granted	140	20.94
Exercised	(286)	9.65
Forfeited/expired	(3)	20.94
Outstanding, December 31, 2016	577	16.04
Granted	0	0
Exercised	(271)	15.76
Forfeited/expired	0	0
Outstanding, December 31, 2017	306	16.28
Granted	0	0
Exercised	(101)	19.16
Forfeited/expired	(1)	20.94
Outstanding, December 31, 2018	204	$14.83	2.50	$5,931
Exercisable at December 31, 2018	159	$13.12	2.07	$4,903
Vested and expected to vest at December 31, 2018	203	$14.79	2.49	$5,900

The Company recorded compensation expense of $313, $884 and $1,072, in the accompanying consolidated statements of operations for 2018, 2017 and 2016, respectively, for stock option awards. No options were granted in 2018 and 2017. The weighted-average grant date fair value of stock options granted in 2016 was $5.99. The total intrinsic value of stock options exercised in 2018, 2017 and 2016 was $2,615, $8,660 and $5,727, respectively.

The fair value of each stock option was estimated on the date of grant using the Black-Scholes option pricing model and the following weighted average assumptions:

2016
Expected dividend yield	3.29%
Expected volatility	43.53%
Risk-free interest rate	1.62%
Expected life (in years)	4.50

In 2018, 2017 and 2016, the Company authorized the issuance of 33, 14 and 27 fully vested shares of common stock, respectively, as compensation to the Board of Directors resulting in compensation expense of $1,040, $700 and $700, respectively. In addition, in

2018 and 2017, the Company issued 3 and 1 shares of common stock, respectively, to consultants for services resulting in expense of $100 and $20, respectively.  No shares were issued to consultants during 2016.

The Company has issued restricted stock to employees generally with vesting terms ranging from two to four years. The fair value is equal to the market price of the Company’s common stock on the date of grant. Expense for restricted stock is amortized ratably over the vesting period. The following table summarizes the restricted stock activity for 2016, 2017 and 2018:

	Number of Shares	Weighted- Average Grant-Date Fair Value	Aggregate Intrinsic Value
Nonvested, January 1, 2016	276	$17.05
Granted	84	21.02
Vested	(139)	12.40
Forfeited	(5)	19.91
Nonvested, December 31, 2016	216	21.51
Granted	140	35.11
Vested	(120)	14.93
Forfeited	(4)	31.23
Nonvested, December 31, 2017	232	32.96
Granted	122	51.74
Vested	(116)	25.45
Forfeited	(7)	40.93
Nonvested, December 31, 2018	231	$46.36	$10,193

Additionally, the Company grants performance-based restricted stock units. The performance-based units have performance conditions and service-based vesting conditions. Each vesting tranche is treated as an individual award and the compensation expense is recognized on a straight-line basis over the requisite service period for each tranche. The requisite service period is a combination of the performance period and the subsequent vesting period based on continued service. The level of achievement of such goals may cause the actual amount of units that ultimately vest to range from 0% to 200% of the original units granted. The Company recognizes expense ratably over the vesting period for performance-based restricted stock units when it is probable that the performance criteria specified will be achieved. The fair value is equal to the market price of the Company’s common stock on the date of grant.

The following table summarizes the restricted stock unit activity for 2016, 2017 and 2018:

	Number of Restricted Stock Units	Weighted- Average Grant-Date Fair Value	Aggregate Intrinsic Value
Nonvested, January 1, 2016	313	$14.92
Granted	161	26.59
Vested	(190)	12.54
Forfeited	(3)	20.39
Nonvested, December 31, 2016	281	23.18
Granted	73	35.75
Performance factor adjustment	34	17.56
Vested	(155)	18.92
Forfeited	(1)	20.52
Nonvested, December 31, 2017	232	29.20
Granted	83	31.30
Performance factor adjustment	89	20.52
Vested	(178)	20.52
Forfeited	(2)	29.70
Nonvested, December 31, 2018	224	$33.41	$9,841

The Company recorded compensation expense of $8,851, $9,319 and $5,198 in the accompanying consolidated statements of operations for 2018, 2017 and 2016, respectively, in connection with the issuance of restricted stock and restricted stock units. As of December 31, 2018, the Company expects 228 shares of restricted stock and 221 restricted stock units to vest.

As of December 31, 2018, there was $8,738 of total unrecognized compensation expense related to unvested share-based compensation arrangements, which is expected to be recognized over a weighted-average period of 1 year. The total unrecognized compensation expense will be fully charged to expense through the fourth quarter of 2021.

12.	EMPLOYEE BENEFIT PLAN

The Company maintains a qualified tax deferred defined contribution retirement plan (the “Plan”). Under the provisions of the Plan, substantially all employees meeting minimum age and service requirements are entitled to contribute on a before and after-tax basis a certain percentage of their compensation. The Company matched 100% of employees’ first 3% contribution and 50% of the employees’ next 2% contribution. Employees vest immediately in their contributions and the Company’s contribution. The Company’s contributions in 2018, 2017 and 2016 were $1,111, $965 and $892, respectively.

13.	RETURNS RESERVE

Following is an analysis for the returns reserve which is included as other accrued expenses and current liabilities in the accompanying consolidated balance sheets:

	Year Ended December 31,
	2018	2017	2016
Balance at beginning of year	$868	$740	$870
Impact of change in accounting policy (Note 2)	55	0	0
Provision for estimated returns	18,287	19,011	14,929
Actual returns	(18,445)	(18,883)	(15,059)
Balance at end of year	$765	$868	$740

14.	QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

	Quarter
	First	Second	Third	Fourth	Year
(In thousands, except per share amounts)
2018:
Revenue	$210,930	$191,311	$159,255	$129,543	$691,039
Gross margin	$112,279	$102,940	$83,245	$67,340	$365,804
Net income	$2,803	$26,136	$15,994	$13,660	$58,593
Basic income per common share	$0.09	$0.88	$0.54	$0.46	$1.98
Diluted income per common share	$0.09	$0.87	$0.54	$0.46	$1.95
2017:
Revenue	$212,677	$194,894	$158,149	$131,237	$696,957
Gross margin	$114,447	$105,797	$85,792	$69,711	$375,747
Net income	$7,484	$24,435	$15,027	$10,926	$57,872
Basic income per common share	$0.25	$0.82	$0.50	$0.36	$1.93
Diluted income per common share	$0.25	$0.80	$0.49	$0.36	$1.90

The sum of the quarterly basic and diluted per share amounts may not equal amounts reported for the year. This is due to the effects of rounding and changes in weighted average shares outstanding for each period.